Exhibit 99.1

Wayside Technology Group Reports Second Quarter 2021 Results

Strategic Growth Drives 33% Increase in Net Sales and Record Levels of Gross Profit, Net Income and Adjusted EBITDA for the Second Quarter

EATONTOWN, N.J., August 4, 2021 -- Wayside Technology Group, Inc. (NASDAQ: WSTG) (“Wayside” or the “Company”), a value-added global IT channel company providing innovative sales and distribution solutions for emerging technology vendors, is reporting results for the second quarter ended June 30, 2021.

Second Quarter 2021 Highlights vs. Year-Ago Quarter

●	Net sales increased 33% to $75.4 million.
●	Adjusted gross billings (a non-GAAP financial measure defined below) increased 48% to $235.1 million.
●	Gross profit increased 54% to a record $11.0 million.
●	Net income increased approximately 4x to $2.1 million or $0.49 per diluted share.
●	Adjusted EBITDA (a non-GAAP financial measure defined below) increased 68% to $3.5 million.

Management Commentary

“We generated exceptional growth across all key operating and financial metrics during the second quarter, driven by execution of our organic growth initiatives, operating leverage and the benefit of successfully integrating two acquisitions over the past year,” said CEO Dale Foster. “Although Q2 2020 was impacted by the effects of the pandemic, we even exceeded pre-COVID performance levels, which is a testament to the foundation we have built and our team’s perseverance through a difficult 2020.

“Operationally, we continue to focus on our growth initiatives: drive organic growth from existing vendors while trimming non-performers; enhance our line card with the addition of new emerging vendors; and execute upon our acquisition strategy utilizing our balance sheet and free cash flow to acquire companies that will be strategic, accretive to earnings and improve gross profit margins. Our execution of these initiatives is reflected in our results and through several new and expanded partnerships with marquee technology companies like Palo Alto Networks, Micro Focus and StorOne.

“We also launched our new Climb Expedition cloud marketplace during the second quarter, which is now live for our entire customer base to acquire and manage vendor software licenses. Further, our rebranding of Sigma Distribution in the UK to Climb Channel Solutions is complete and our distribution teams are in lock-step globally.

“As we progress into the second half of the year, we plan to continue executing on our growth drivers and identifying acquisition opportunities to enhance our geographic footprint, solutions and product mix. We are well-positioned to utilize our strong balance sheet for these inorganic opportunities while capitalizing on the growth potential of our existing asset base, especially given the tailwinds across several of our core product categories, including cybersecurity, cloud and data center technologies.”

Dividend

Subsequent to the quarter end, on August 3, 2021, Wayside’s board of directors declared a quarterly dividend of $0.17 per share of its common stock payable on August 20, 2021 to shareholders of record on August 16, 2021.

Second Quarter 2021 Financial Results

Net sales in the second quarter of 2021 increased 33% to $75.4 million compared to $56.6 million for the same period in 2020. This reflects both strong organic growth and the benefit from the acquisition of CDF, as well as one month of incremental contribution from Interwork, which was acquired in May 2020.

Adjusted gross billings (a non-GAAP financial measure defined below) in the second quarter of 2021 increased 48% to $235.1 million compared to $158.7 million for the same period in 2020.

Gross profit in the second quarter of 2021 increased 54% to a record $11.0 million compared to $7.1 million for the same period in 2020. The increase in gross profit was driven by organic growth and the benefit of the CDF and Interwork acquisitions.

Total selling, general, and administrative (“SG&A”) expenses in the second quarter of 2021 were $8.5 million compared to $6.4 million for the same period in 2020. The increase was primarily driven by incremental costs related to the operations of CDF and Interwork. Further, these expenses reflect increased investments ahead of the Company’s growth objectives, which are expected to drive continued increases in gross profit during the coming quarters. As a percentage of net sales, SG&A was 11.3% compared to 11.2% for the same period in 2020.

Net income in the second quarter of 2021 increased approximately 4x to $2.1 million or $0.49 per diluted share, compared to $0.6 million or $0.13 per diluted share for the same period in 2020.

Adjusted EBITDA (a non-GAAP financial measure defined below) in the second quarter of 2021 increased 68% to $3.5 million compared to $2.1 million for the same period in 2020. The increase was driven by the aforementioned organic growth and benefit from CDF and Interwork, as well as operating leverage.

Effective margin, which is defined as adjusted EBITDA as a percentage of gross profit, was 32.0% in the second quarter of 2021 compared to 29.3% for the same period in 2020.

Cash and cash equivalents were $23.8 million on June 30, 2021, compared to $29.3 million at December 31, 2020. The decrease was attributed to timing of cash flows which are expected and not an indication of any other business or operating trend. The Company remained debt free on June 30, 2021, with no borrowings outstanding under either its $20 million or £8 million credit facilities.

Financial results include operations of Interwork Technologies effective May 1, 2020, as well as operations of CDF Group effective November 6, 2020. The initial allocation of the purchase price of CDF Group is based on preliminary information and is subject to adjustments during a one-year measurement period following the close date of the acquisition. This may include adjustments to provisional balances including the fair value of the recorded tangible and intangible assets, related amortization expense and deferred taxes. More information will be available in the Company’s quarterly report filed on Form 10-Q with the Securities and Exchange Commission.

Conference Call

The Company will conduct a conference call tomorrow, August 5, 2021, at 8:30 a.m. Eastern time to discuss its results for the second quarter ended June 30, 2021.

Wayside management will host the conference call, followed by a question-and-answer period.

Date: Thursday, August 5, 2021
Time: 8:30 a.m. Eastern time
Toll-free dial-in number: (888) 771-4371
International dial-in number: (847) 585-4405
Conference ID: 50203349

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Elevate IR at (949) 200-4603.

The conference call will be broadcast live and available for replay here and on the investor relations section of the company’s website at www.waysidetechnology.com.

About Wayside Technology Group

Wayside Technology Group, Inc. (NASDAQ: WSTG) is a value-added IT distribution and solutions company specializing in emerging and disruptive technologies. Wayside operates across the US, Canada and Europe through multiple business units, including Climb Channel Solutions, Grey Matter, TechXtend and CloudKnowHow. The Company provides IT distribution and solutions for emerging companies in the Security, Data Management, Cloud, Connectivity, Storage & HCI, Virtualization, and Software & ALM industries.

Additional information can be found by visiting www.waysidetechnology.com.

Non-GAAP Financial Measures

We use non-GAAP financial measures, including adjusted gross billings and adjusted EBITDA, as supplemental measures of the performance of our business. Our use of these financial measures has limitations, and you should not consider them in isolation or use them as substitutes for analysis of our financial results under generally accepted accounting principles in the United States of America (“U.S. GAAP”). The attached tables provide a reconciliation of each non-GAAP financial measure to the most nearly comparable measure under U.S. GAAP.

Forward-Looking Statements

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. Currently, one of the most significant factors, however, is the potential adverse effect of the current pandemic of the novel coronavirus, or COVID-19, on the Company, the global economy, and financial markets. The extent to which COVID-19 impacts the Company will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, including the impact on our reseller partners and the end customer markets they serve, among others. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission.

Company Contact

Drew Clark
Chief Financial Officer
(732) 389-0932
drew@waysidetechnology.com

Investor Relations Contact

Sean Mansouri, CFA

Elevate IR

(949) 200-4603

WSTG@elevate-ir.com

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	June 30,	December 31,
	2021	2020

ASSETS
Current assets
Cash and cash equivalents	$23,781	$29,348
Accounts receivable, net of allowances of $922 and $892, respectively	101,878	93,821
Inventory, net	4,108	4,936
Vendor prepayments and advances	3,440	1,235
Prepaid expenses and other current assets	3,934	3,837
Total current assets	137,141	133,177

Equipment and leasehold improvements, net	2,163	2,308
Goodwill	17,566	16,816
Other intangibles, net	10,600	10,625
Right-of-use assets, net	1,738	1,933
Accounts receivable long-term	116	304
Other assets	490	257
Deferred income tax assets	77	113
Total assets	$169,891	$165,533

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$117,430	$116,692
Lease liability, current portion	476	490
Total current liabilities	117,906	117,182

Lease liability, net of current portion	1,937	2,167
Deferred income tax liabilities	1,462	1,467
Total liabilities	121,305	120,816

Stockholders’ equity
Common Stock, $.01 par value; 10,000,000 shares authorized; 5,284,500 shares issued: 4,385,785 and 4,361,997 shares outstanding, respectively	53	53
Additional paid-in capital	32,037	31,962
Treasury stock, at cost, 898,715 and 922,503 shares, respectively	(14,393)	(14,747)
Retained earnings	30,356	28,191
Accumulated other comprehensive income (loss)	533	(742)
Total stockholders’ equity	48,586	44,717
Total liabilities and stockholders’ equity	$169,891	$165,533

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

( Amounts in thousands, except per share data)

	Six months ended		Three months ended
	June 30,		June 30,
	2021	2020	2021	2020

Net sales	$138,163	$119,206	$75,350	$56,586

Cost of sales	116,341	103,927	64,371	49,472

Gross profit	21,822	15,279	10,979	7,114

Selling, general and administrative expenses	16,551	10,873	8,138	5,469
Legal and financial advisory expenses, net - unsolicited bid and related matters	-	1,833	-	509
Acquisition related costs	-	638	-	235
Amortization & depreciation expense	796	239	398	143
Total selling, general and administrative expenses	17,347	13,583	8,536	6,356

Income from operations	4,475	1,696	2,443	758

Interest, net	301	86	291	24
Foreign currency transaction (loss) gain	(66)	276	25	161
Income before provision for income taxes	4,710	2,058	2,759	943
Provision for income taxes	1,046	641	615	362

Net income	$3,664	$1,417	$2,144	$581

Income per common share - Basic	$0.84	$0.31	$0.49	$0.13
Income per common share - Diluted	$0.84	$0.31	$0.49	$0.13

Weighted average common shares outstanding - Basic	4,254	4,351	4,260	4,255
Weighted average common shares outstanding - Diluted	4,254	4,351	4,260	4,255

Dividends paid per common share	$0.34	$0.34	$0.17	$0.17

Reconciliation of GAAP and Non-GAAP Financial Measures (unaudited)

(Amounts in thousands, except per share data)

The table below presents net sales reconciled to adjusted gross billings (Non-GAAP):

	Six months ended		Three months ended
	June 30,		June 30,
	2021	2020	2021	2020
Adjusted Gross Billings (Non-GAAP) (1)

Net sales	$138,163	$119,206	$75,350	$56,586
Costs of sales related to sales where the Company is an agent	307,818	212,632	159,770	102,152
Adjusted gross billings (Non-GAAP)	$445,981	$331,838	$235,120	$158,738

(1)	We define adjusted gross billings as net sales in accordance with US GAAP, adjusted for the cost of sales related to sales where the Company is an agent. We provided a reconciliation of adjusted gross billings to net sales, which is the most directly comparable US GAAP measure. We use adjusted gross billings of product and services as a supplemental measure of our performance to gain insight into the volume of business generated by our business, and to analyze the changes to our accounts receivable and accounts payable. Our use of adjusted gross billings of product and services as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under US GAAP. In addition, other companies, including companies in our industry, might calculate adjusted gross billings of product and services or similarly titled measures differently, which may reduce their usefulness as comparative measures.

The table below presents net income reconciled to net income reconciled to adjusted EBITDA (2):

	Six months ended		Three months ended
	June 30,		June 30,
	2021	2020	2021	2020
Net income reconciled to adjusted EBITDA:

Net income	$3,664	$1,417	$2,144	$581
Provision for income taxes	1,046	641	615	362
Depreciation and amortization	796	239	398	143
Interest expense	36	41	18	24
EBITDA	5,542	2,338	3,175	1,110
Share-based compensation	616	400	337	233
Legal and financial advisory expenses, net - unsolicited bid and related matters	-	1,833	-	509
Acquisition related costs	-	638	-	235
Adjusted EBITDA	$6,158	$5,209	$3,512	$2,087

	Six months ended		Three months ended
	June 30,		June 30,
	2021	2020	2021	2020
Components of interest, net

Amortization of discount on accounts receivable with extended payment terms	$(42)	$(108)	$(17)	$(46)
Interest income	(295)	(19)	(292)	(2)
Interest expense	36	41	18	24
Interest, net	$(301)	$(86)	$(291)	$(24)

(2)	We define adjusted EBITDA, as net income, plus provision for income taxes, depreciation, amortization, share-based compensation, interest, legal and financial advisory expenses, net – unsolicited bid and related matters and acquisition related costs. We define effective margin as adjusted EBITDA as a percentage of gross profit. We provided a reconciliation of adjusted EBITDA to net income, which is the most directly comparable US GAAP measure. We use adjusted EBITDA as a supplemental measure of our performance to gain insight into our businesses profitability when compared to the prior year and our competitors. Adjusted EBITDA is also a component to our financial covenants in our credit facility. Our use of adjusted EBITDA has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under US GAAP. In addition, other companies, including companies in our industry, might calculate adjusted EBITDA, or similarly titled measures differently, which may reduce their usefulness as comparative measures.